Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sharps Technology, Inc. Form S-3 filed under the Securities Act of 1933, as amended, of our report dated March 27, 2025, with respect to our audit of the consolidated financial statements of Sharps Technology Inc. as of December 31, 2024, and for the year then ended, originally appearing in the Annual Report on Form 10-K of Sharps Technology, Inc. for the year ended December 31, 2024. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

September 12, 2025

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